UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SEMGROUP CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Forward-Looking Statements

Certain matters contained in this Earnings Transcript include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Earnings Transcript including the prospects of our industry, our anticipated financial performance, NGL Energy’s anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; NGL Energy’s operations, which we do not control; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; any future impairment to goodwill resulting from the loss of customers or business; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Earnings Transcript, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote, consent or approval. No tender offer for the shares of SemGroup has commenced at this time. If a tender offer is commenced, SemGroup may file a solicitation/recommendation statement with the U.S. Securities and Exchange Commission (SEC). Any solicitation/recommendation statement filed by SemGroup that is required to be mailed to stockholders will be mailed to stockholders of SemGroup. In addition, SemGroup may file a proxy statement and other documents with the SEC. Any definitive proxy statement will be mailed to stockholders of SemGroup. INVESTORS AND SECURITY HOLDERS OF SEMGROUP ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by SemGroup through the web site maintained by the SEC at http://www.sec.gov.

A registration statement relating to the common units of Rose Rock Midstream, L.P., a Master Limited Partnership, has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offers, solicitations of offers to buy or sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Certain Information Regarding Participants

SemGroup and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC in any future solicitation of proxies or consents from SemGroup’s stockholders in respect of the matters discussed herein. Security holders may obtain information regarding the names, affiliations and interests of SemGroup’s directors and executive officers in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 31, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 21, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in future filings with the SEC.

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen, and welcome to the SemGroup Third Quarter Earnings Conference Call.

At this time, all participants are in a listen-only mode, and we will accept your questions at the end of this conference. [Operator Instructions]

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to Alisa Perkins. Please go ahead.

Alisa Perkins, Investor Relations

Good afternoon, and welcome to SemGroup Corporation’s third quarter earnings conference call. The slide presentation for today’s call is available under the Investor Relations section of our website at semgroupcorp.com.

Before we begin our prepared remarks, I would like to bring to your attention to slides two, three and four for certain disclaimers and other cautionary statements, as remarks within our presentation may contain forward-looking statements.

Also included in the presentation are various non-GAAP financial measures such as EBITDA and adjusted EBITDA. Reconciliation to the most directly comparable GAAP financial measures are included in the presentation and can be found on our website.

With that, let me turn the call over to Norm Szydlowski, our Chief Executive Officer.

Norm Szydlowski, Chief Executive Officer

Thank you, Alisa, and good afternoon and thanks to everyone for being with us today. In addition to Alisa, I am joined by Bob Fitzgerald, SemGroup’s Chief Financial Officer. And I will mention the page numbers if you are looking ahead at the slide presentation material.

While we have a lot to discuss today regarding our third quarter results before we begin, I’d like to briefly mention a couple of matters. On October 24th, Plains All American Pipeline made an unsolicited proposal to acquire all of the outstanding shares of SemGroup for $24 per share in cash. This proposal was identical to a proposal Plains made on October 6th. The SemGroup Board of Directors reviewed the proposal and unanimously determined that was opportunistic, substantially undervalued our company and failed to adequately reflect SemGroup’s bright prospects for shareholder value creation.

In addition, during the third quarter we announced that Rose Rock Midstream L.P., a wholly owned subsidiary of SemGroup filed their registration statement on Form S-1 with the SEC relating to its proposed initial public offering of common units representing limited partner interest and master limited partner share for MLP.

The assets to be contributed to the MLP are expected to consist of SemCrude’s crude oil storage terminal in Cushing, Oklahoma, its gathering and transportation system in Kansas and Oklahoma, its Bakken Shale operations and its Platteville, Colorado crude oil truck unloading facility.

We will not be providing additional comments on the Plain’s proposal or the MLP process. As I said we have a lot of information to you today so, we ask that during the Q&A session you please limit your questions to our financial results. Thanks.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    1

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Will put me on page number seven, in designing our strategy, we leveraged for growth, a number of factors both internal and external strongly support our approach. We are fortunate to have assets and facilities at various North American celebrity exploration and production areas, including the DJ Basin, Bakken Shale, Niobrara Shale, Mississippi Zone, Montney Shale and Duvernay Shale. Our asset platforms are in the early stages of a steep growth curve, such as the White Cliffs pipeline are crutching [ph] of the storage terminal in our gas gathering and processing facilities.

The balance sheet has been strengthened to refinancing, deleveraging is under way, this is pointed an improved financial flexibility in order to take advantage of attractive opportunities. We are in the process of implementing the corporate structure that will create the most value. We’ve completed the NGL Energy Partners transaction and Rose Rock Midstream partnership is in registration.

In the past two years, where some companies have separate large cost due to environmental spills and cleanups, same group continues to have an excellent safety in environmental performance. This discipline is kept their operations running safely and provided a track record of completing projects on time and on budget.

Looking at slide number eight, the areas of concentrated growth for us are in the mid continent, extending from North Texas to Central Alberta. Natural gas drilling was the high value of the liquids content continues at a strong pace in these areas. In unconventional drilling techniques are also unlocking new crude oil productions throughout this geography. The need to develop infrastructure to handle the growing supply offer us a wide range of opportunity.

We have ahead of us a very attractive and unique set of potential investments in an around our footprint. You will see on slide number nine at present, we are evaluating potential projects with an opportunity to invest up to 350 million to 500 million in 2012, 2013 at very attractive EBITDA multiples.

Staring with a crude oil storage and transportation businesses, we have experienced strong increases and throughput over the past two years. Throughput in White Cliffs pipeline has doubled since the line was started in mid-2009, while this production come from the DJ Basin, the pipeline is well situated for the Niobrara production as it increases.

As we end the fourth quarter of this year throughput was exceeding 41000 barrels per day — no, 30 barrels per day of additional expense deals [ph] available and that’s without capital expenditure.

We recently announced that the truck unloading facility, at the origin of the pipeline north of Denver will be expanded from 10-truck base to 16.

The crude oil moves to our terminal in Cushing, Oklahoma which delivers more than 2 million barrels per month. That’s tripling of throughput compared with the average for 2009. And we’ve achieved attractive growth with minimal capital expenditure. The 2 million barrels of new storage at Cushing underpinned with long-term agreements is being built at three times EBITDA and White Cliffs pipeline expansions are being drawn at even lower multiples.

Given Cushing’s key role as a liquidity point in a transshipment hub, we’ve invested in its operational capability to maximize interconnectivity. Six pipelines are now connected to our terminal with five of them connecting in the past two year. And we have additional acreage to grow in future expansion of the facility. The un-increasing storage capacity, we are reviewing additional flexibility at our Cushing terminal through a new 20-inch interconnection pipeline in 2012 or 2013.

The Kansas Oklahoma crude oil transportation system has increased over a 10% in throughput volume. Further we are evaluating extending the reach of this pipeline system to the Granit Wash

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    2

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

and Mississippi Zone production areas. Volumes have also increased in our North Dakota Bakken Shale oil gathering business.

Looking into number 10, in the area of natural gas, we have similarly exciting potential. Our SemGas plants in Northern Oklahoma are filling up with production growth. The utilization is expected to be about 80% at yearend. This growth is already filling both the Nash and Hopeton plants even with the expansion at Hopeton earlier this year. We are connecting the two plants for greater overall utilization and optimization. This reflects SemGroup’s benefiting from drilling activity in the Mississippi Zone.

Key producers in the area include SandRidge, Chesapeake and Eagle Energy. We’ll connect [ph] plant expansions every quarter at relatively low capital investment given our existing platform.

In the mid 2012 we expect to install 20 million cubic feet per day cryogenic unit at the Nash plant. And in late 2012 — to install a new 60 million cubic feet per day plant either in Southern Kansas or Northern Oklahoma. Last week we’ve singed a letter of intent to purchase the new plant.

If drilling continues in 2013 we would expect the march of new well connections will continue and late in 2013 we would install a second 60 million cubic feet per day plant.

Recovering liquids from gas processing in our geographies is, of course, of high value and this time of low gas price. Substantial improvements were made this year to increase values. Liquids upgrade in Northern Oklahoma is about $2 per mcf and about $2.75 at our Texas operation.

There is more detail on the liquids upgrade from our facilities in the presentation appendix materials on page 26. There are significant resources surrounding our Canadian gas gathering and processing operations. Our SemCAM’s operations have available capacity and can debottleneck to produce additional volumes.

The Montney shale produces liquid-rich sour gas, almost 1 million acres of ground land sales have occurred in our capture areas since 2009. The Duvernay is an emerging liquid-rich sweet gas play with almost 1.7 million acres of land sales since 2009.

Discussions with producers are underway about their interest and needs in the two plays. Key producers include Talisman, Chevron, Encana, [indiscernible], Rock Energy, Del5, Taka and RMP [ph].

The Montney shale production has led us to evaluate a pipeline looping project to the Wapiti Field. We’re expected Wapiti drilling activity will exceed the existing capacity of the Wapiti pipeline. Further, we are considering construction of 200 million cubic feet per day gas processing plant in the Field. This would also take advantage of our uniquely situated capability to handle the associated asset gas with our existing pipelines sour plants.

For the Duvernay, which is liquid-rich sweet gas, we’re evaluating retooling two of the existing plants, which potentially includes the number of projects. At the KA plant, we could re-commission an ideal 100 million cubic feet per day gas processing unit. And there are three potential projects that are K3 plant under consideration. One is a 40 million cubic feet per day expansion to meet the ramp up of Duvernay production.

Second, involves acquiring 50% ownership in an existing turbo expander unit currently at K3, refurbishing the unit and providing deep-cut capability to better capture a liquids value. And third, we could expand K3’s liquid handling through recovery process improvements.

On slide number 11, you will see that MLP initiatives are proceeding. The NGL Energy partners transaction closed on November 1st. This transaction is design to reach more value, stabilized

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    3

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

seasonal earnings, increase transparency to cash flow. It will accelerate growth in the propane business and brings us the advantages of the working capital reduction, reduced trade credit requirements and leveraging of the MLP structure to an interest in the general partner.

The growth of the NGL LP distribution is expected to be at annual rate of 12% to 15%. On a go forward basis, our year-to-date, negative EBITDA in SemStream will be replaced with distributions of $12 million that will grow over time, and Bob will speak to that in more detail in a just moment. And as I mentioned, the Rose Rock Midstream structure is in registration.

Our near-term objectives looking at slide 12, we’ve perceived with the positioning of Rose Rock Midstream for the initial public offering.

Our SemLogistics business continues to experience challenges. We are moving to improve the utilization of our U.K. facility, by adding different products and accepting short-term commitments albeit in the near-term at lower rates. Our previous assumption have been that the market conditions in the U.K. would have returned to more typical levels by this point in the year. However, the unprecedented backwardation continues.

We will continue to reduce general and administrative expenses. Year-to-date expenses have been reduced $10 million. We will complete the various capital projects currently in progress and we will continue to execute on our growth plans.

We are currently in the planning process for 2012, and expect to provide more details on specific projects that will be giving the green light to, and also share with you our 2012 CapEx budget on the next quarterly earnings call in February.

Bob?

Robert Fitzgerald, Chief Financial Officer

Thanks, Norm. During my part of this call, I will discuss the third quarter results in a little more detail; provide an update on our 2011 adjusted EBITDA guidance and touch upon our liquidity position and CapEx spending.

Turning to our third quarter results on page 14, on a consolidated basis, we reported adjusted EBITDA of $29 million for the quarter, down approximately $8 million from the prior year due primarily to the partial sale of White Cliffs Pipeline in late 2010 and lower performance from our SemStream and SemLogistics units.

This is somewhat offset by operating improvement in other segment, comparing the current quarter to a normalized 2010 quarter, reselling the White Cliffs Pipeline ownership to 51%. Our current quarter was $3.5 million below the third quarter of last year. Most of our business units reported improved operating results for the period including our crude business,which was up nearly 20% over the prior year after adjusting for the White Cliffs Pipeline ownership change.

This highlight includes White Cliffs Pipeline, which reported 56% higher volumes due to the increase drilling in the DJ basin in the startup of our Healy Kansas Pipeline connection.

As announced in our last quarterly conference call the incremental volumes from Kansas are at lower rate due to the shorter lengths of haul. Although, our average margins decline by 15%, adjusted EBITDA increased by over 50% versus prior years quarter, when adjusted for the ownership change. Our Kansas Oklahoma system reported 13% higher volumes versus the prior year driven by additional volumes from a new shipper. We expect these volumes to continue to increase into the fourth quarter.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    4

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

We commissioned an additional 350,000 barrels of crude oil storage at our Cushing facility, which was fully leased-out to third parties it will bring an additional 1.7 million of annual revenue. Our SemGas business posted a 44% increase in adjusted EBITDA, driven by higher gas volumes and liquids prices.

During the third quarter we’ve completed expansion of our Northern Oklahoma gas processing facility to capture additional specific grown volumes. Volumes for the quarter are up 87% over the same period last year.

Also during the quarter general and administrative expenses decline 17% or $344 million [ph] versus the period last year. As Norm, previously mentioned our SemLogistics business continue to struggle due to the prolong market bifurcation, which extended through the third quarter, negatively effecting our ability to renew expiring lease contracts.

Our U.K. utilization rate bombed out a 42% during the third quarter in a subsequently resin to a current rate of 52% as we successfully signed up a few short-term contracts.

Looking at other business units no page 15, SemStream reported lower EBITDA [indiscernible] due overall high commodity prices and lower demand as many wholesalers continue to building storage. In addition, SemStream reported $2.1 million lower of cost-to-market charge at September 30, quarter end prices drop a lower or weighted average cost of inventory.

SemCAMS reported higher adjusted EBITDA, as lower throughput volumes were more than offset by improved operating efficiencies including a 32% reduction in G&A cost.

On a year-over-year basis our volumes are lowered due to a combination of weather related shutdowns affecting a number of our producers. You know, lower volumes and two customers have elected to vertically integrated and process through own gas.

Subsequent to the third quarter SemCAMS suffer an unplanned shutdown due to mechanical failure at our — K3 facility from October 11 until October 28. This shutdown is expected to reduce our fourth quarter revenue by $1.1 million. The plant is current back up and running and is scheduled for a complete maintenance turnaround during the second quarter of 2012. Lastly, SemMexico, continues to reflect stronger year-over-year performance based on significantly higher volumes and stronger margins as the company focuses on the sale of higher end polymer modified asphalt.

Turning to our 2011 adjusted EBITDA guidance on page 17, we have updated our previously announced guidance of 120 million to 140 million to reflect the SemStream asset contribution [ph] to NGL Energy Partners, effective in the fourth quarter. Our previous guidance included fourth quarter EBITDA forecast of $40 million to $80 million annual EBITDA in the fourth and the first quarters due to the seasonality of the business. With the completion of the NGL transaction on November 1st, our financial results will exclude the expected earnings from SemStream for the quarter. Instead, these earnings effectively will be recognized through distributions from NGL Partners beginning in 2012.

I should note that our previous guidance had also assumed that October will be a breakeven month for SemStream, and about one-third of the projected EBITDA we earned in November and two-thirds in December. Therefore, our updated guidance reflects this deferral of SemStream earnings resulted in an adjusted EBITDA target of 106 million to 122 million for the year. We continue to expect to be within the range of this guidance. However, given the ongoing challenges in the SemLogistics business, we expect to be in a lower half of the range.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    5

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Our updated guidance includes the $10 million of SemStream EBITDA losses for the first nine month of this year. Obviously, that loss should be excluded from the run rate when looking forward and replace with the $12 million annualized cash flow from our new unit distributions, which I will describe next.

On page 18, we have provided the exponential impact of our SemStream asset contribution to NGL Energy Partners. Clearly, this transaction is immediately accretive to SemGroup. Our projections for SemStream’s full year results were between $4 million and $8 million of adjusted EBITDA based on our fourth quarter forecast. The estimated cash flow of the business after factoring net interest expense related to our working capital requirements in maintenance CapEx is the net cash outflow of 10 million to 16 million for the year.

Although, we have taken positive steps to improve our cash flow during the year, such as refinancing our credit facilities to lower our interest expense. We are still subject to the seasonality of the business and market dynamics and generating positive cash flows as we did in 2010.

As Norm previously stated, one significant objective of the NGL transaction was to convert this seasonal cash flow stream into a consistent and predictable cash flow. The future cash flow from this business is now very transparent and predictable. On annualize basis, we expect to earn a minimum of 12 million a cash distributions from our limited partnership units.

There is also near-term upside that NGL has previously announced their intensions to target a 12% to 15% distribution growth rate, which would add a $2 million more to our cash flow. In addition, we have our 7.5% ownership interest in the General Partner along with the related incentive distribution rights.

Also I should point out that due to the – for Variants stipulation in the contribution agreement we will not receive initial distributions on 2.9 million units until after the second quarter of 2012. As a result, our expected distributions for 2012 will be at least $8 and possibly higher based upon any increases in the unit distribution.

We were compensated for Variants agreement in the form of additional units that closing. Although we are expecting to look forward a gain in the transaction of approximately $50 million in the fourth, the exact gain calculation will be dependent upon final valuation data that’s currently in progress. The transaction is a non-taxable event as it is consider to be a contribution of assets to partnership in exchange for interest in the partnership.

Moving on to our capitalization and liquidity; we ended the third quarter with 387 million in debt and 31% dept to capitalization ratio. Our leverage ratio was three times debt to adjusted EBITDA. As of September 30, we had total liquidity of nearly 250 million.

Since the NGL transaction created a significant de-levering event, we are also presenting pro forma capitalization and liquidation to reflect the impact of this transaction. The $93 million of cash proceeds that we received at closing was use to paydown the term loans and approximately $53 million of net retain working capital will paydown our revolver as we liquidate accounts receivable balances. As a result, our total debt will drew up 40% to $231 million and our liquid increase correspondingly to $420 million. The NGL transaction provides significant balance sheet flexibility to handle growth and to freeze up capital to fund our growth projects and future acquisitions.

Next I’ll provide an overview of our capital expenditures program as outlined on page 20. Through the first nine we spent more than $50 million in CapEx with three fourths towards our growth projects. Our CapEx projects have focused on our mid-continent expansions in Cushing and in the Mississippi zone. As Nom pointed out earlier we have completed the initial Cushing storage expansion on time and are on track to complete 1.95 million barrel expansion during 2012.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    6

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

We completed our Hopeton gas plant expansion on time and on budget and continue to invest in high return well connections to our customers who are aggressively drilling in the Mississippi zone. We started the project to connect our Hopeton and Nash Oklahoma plant. They will provide for significant leverage in optimizing the growth in this area. This project is expected to be completed during the first of 2012. We expect to end the year at $72 million of capital spending down somewhat from our previous guidance since we removed our spending plans for Semstream and adjusted for minor timing differences.

Now I will turn it back to Nom for the final comments.

Norm Szydlowski, Chief Executive Officer

The foundation is laid, works since bankruptcy emergence to get – house in order will enable the growth, host of actions that’s been taken to-date. We get the most out of our assets, getting our corporate structure right it’s important, the NGL transaction and Rose Rock are key strategic steps future growth offers very attractive earnings at low investments. With the capital projects already in progress and a long list of potential projects, we really have a unique value creating opportunity.

Before we take your questions I would you like to remind you that the purpose of the call is to discus our third quarter earnings results and we will not be taking questions on the unsolicited proposals from claims proposed initial public offering, common units in the Rose Rock midstream L. P. Thanks for your understanding.

And with that I’d like to open us the call for questions.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    7

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Eric Mandelblatt with Soroban Capital Partners, please proceed.

<Q – Eric Mandelblatt>: Hi good afternoon. I was hoping if you could spend a little bit more time elaborating on some of the growth projects on the SemGas side, and I was looking at slide 25 of the investor deck [ph] today? And I guess kind of two part question, one, I guess you did 3.9 million of adjusted EBITDA in the quarter and your — if I am reading this correctly, your processing volume for about 43 million a day, I think you guided to your processing volumes at year-end being around 89% capacity factor on 78 million a day, is that’s correct? So basically it would imply between 3Q in year-end that you are going to be processing roughly 75% more gas, is that the right starting point?

<A – Robert Fitzgerald>: Eric, this is Bob. As we indicated I think in the prepared remarks, we are looking at getting a utilization run rate in the 80% to 89% by year-end, and if we will be at 78% with 73 million cubit feet today, will be 80 million cubic feet at the end of the year when we’d expand Nash. So I think your assumption than doing the math is going to correct in getting us to those volumes as we continue to ramp up with the Mississippi zone drilling activity.

<Q – Eric Mandelblatt>: And can you bridge from an EBITDA perspective because I would think there would be some operating leverage in the business, so if your volumes are up 75%, your EBITDA should be up more than 75%, is that a fair starting point?

<A – Robert Fitzgerald>: I guess I’d say that as we continue to ramp up on the drilling, we would be a correlation with the ramp up of our EBITDA similar to that.

<Q – Eric Mandelblatt>: Right, so basically would imply that, you are going to exit the year at a run rate of something like $7 million per quarter of EBITDA off of the kind 39 starting point?

<A – Robert Fitzgerald>: I don’t have the detail numbers in front of me and obviously we are not given specific guidance for the quarter, but I think conceptually as we continue to grow, we’re going to continue to see the ramp up of our EBITDA.

<Q – Eric Mandelblatt>: Got it. And then on the expansion projects, you’ve outlined on page 10, the 20 million a day at Nash and then the — I guess that’s a cryo unit and then the potential 60 million a day on the second facility, so magically that’s another 80 million cubit feet a day including the cryo unit which I would think would be potentially more efficient cut on the gas side. Are you looking at kind of the same range of EBITDA potential on that 80 million a day capacity vis-à-vis what 78 million a day capacity you’ll have online at year-end looks like?

<A – Robert Fitzgerald>: I think the way to look at that Eric in terms of EBITDA throw our potential is to be real cautious because those plants won’t be on for the full year. The cryo unit at Nash will come on first, but the other unit we’re anticipating and evaluating the new 60 million cubic feet a day plant wouldn’t be in place until the very end of the year. So although you are quite right about the cryo unit will give us additional upgrading capacity with the liquids with the better cut, but at the same time looking ahead for 2012, the results, additional EBITDA we won’t see because of the — just the ramp up time.

<Q – Eric Mandelblatt>: Got it. But if we were to look, maybe roll forward to 2013 all wells equal, would using that kind of rule of thumb around EBITDA for processing capacity be a decent starting point on a run rate basis?

<A>: I don’t think Eric, that’s a bad rule of thumb to think ahead with. Of course, part of that is percent of proceeds kind of contracts. So we also have to look at what the market is and what the –

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    8

SemGroup Corp.	SEMG	Q3 2011 Earnings Call	Nov. 14, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

our curves [ph] would say, but it’s not a bad rule of thumb to – as you’ve mentioned, once the units are in place and fully operating.

<Q – Eric Mandelblatt>: All right. And last question on my end for now, with just the going back to [indiscernible] you’ve laid out some pretty ambitious growth capital plans, and I guess you had made comments specifically on EBITDA multiple creation on the terminal side. I think you said 3 to 3.5 times and you said likely, but obviously do even better given the lack of CapEx requirement. Is there any kind of range of when you say finely attractive EBITDA multiples maybe you could be a little more granular and provide some perspective on what type of EBITDA creation if you are able to deploy $400 million of growth CapEx. Are those going to be kind of 3x, 4x kind of EBITDA multiple projects overall looked at across your system?

<A>: For the multiples there, kind of new project is going to be difficult for us yet to give you a good idea of those. Obviously, we’re going to look at those projects and make sure that we’re getting appropriate risk adjusted returns on those. But it’s still in the evaluation and formulation stage. So as we get our projects together and go to the board here in December, then we’ll have a better idea of which of those projects are the appropriate ones for us to take on and we’ll give you some more specific details on projects and what that capital is going to be when we have our earnings call in February.

<Q – Eric Mandelblatt>: Okay. Thank you very much.

<A>: You’re very welcome.

Operator: And we have no further questions at this time. I’d like to turn the call over to Norm Szydlowski for closing remarks.

Norman J. Szydlowski, President and Chief Executive Officer

Okay. Well, I just say thank you all very, very much for listening, and we appreciate your interest. We’ve got great, great growth opportunities ahead of us, and we’re looking forward to continuing and turning those out. Thank you all very, very much.

Operator: Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect and have a great day.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2011. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com    —     1-877-FACTSET    —    Copyright © 2001-2011    CallStreet    9